UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the acquisition of Jiff, Inc. (“Jiff”) by Castlight Health, Inc. (the “Company”) (such acquisition is referred to as the “merger”). The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined balance sheet assumes that the merger took place on December 31, 2016 and combines the Company’s December 31, 2016 consolidated balance sheet with Jiff’s December 31, 2016 balance sheet.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 assumes that the merger took place on January 1, 2016. The Company’s audited consolidated statement of operations for the year ended December 31, 2016 has been combined with Jiff’s audited statement of operations for the year ended December 31, 2016.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the Company and Jiff’s historical audited financial statements for the year ended December 31, 2016.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”) standards, which are subject to change and interpretation. The Company has been treated as the acquiror in the merger for accounting purposes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to combine the operations of the Company and Jiff or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2016
(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Castlight	Jiff
Assets
Current assets:
Cash and cash equivalents	$48,722	$13,507	$(9,651)	A	$52,578
Marketable securities	65,882	—	—		65,882
Accounts receivable, net	14,806	2,715	—		17,521
Other current assets	11,600	896	111	B	12,607
Total current assets	141,010	17,118	(9,540)		148,588
Property and equipment, net	5,285	677	(447)	C	5,515
Intangible assets, net	—	—	23,900	D	23,900
Goodwill	—	—	84,341	E	84,341
Other assets	10,871	1,696	166	F	12,733
Total assets	$157,166	$19,491	$98,420		$275,077
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$18,100	$7,238	$(7)	G	$25,331
Current maturities of long-term debt	—	973	(973)	H	—
Deferred revenue	30,623	5,479	(3,683)	I	32,419
Total current liabilities	48,723	13,690	(4,663)		57,750
Deferred revenue, noncurrent	5,245	—	—		5,245
Long-term debt, net of current maturities	—	4,471	1,106	H	5,577
Preferred stock warrant liability	—	107	(107)	J	—
Contingent consideration liability	—	—	671	K	671
Other liabilities, noncurrent	1,236	369	5,375	L	6,980
Total liabilities	55,204	18,637	2,382		76,223
Stockholders’ equity:
Preferred stock	—	4	(4)	M	—
Stockholder note receivable	—	(111)	111	B	—
Common stock	10	—	3	M	13
Additional paid-in capital	457,596	72,091	26,842	M	556,529
Accumulated other comprehensive income (loss)	—	—	—		—
Accumulated deficit	(355,644)	(71,130)	69,086	N	(357,688)
Total stockholders’ equity	101,962	854	96,038		198,854
Total liabilities and stockholders’ equity	$157,166	$19,491	$98,420		$275,077

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2016
(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Castlight	Jiff
Revenue:
Subscription	$95,016	$—	$6,208	A	$101,224
Professional services and other	6,684	—	1,070	A	7,754
Revenue, net	—	7,278	(7,278)	A	—
Total revenue	101,700	7,278	—		108,978
Cost of revenue:
Cost of subscription	16,463	—	4,838	A, B, C	21,301
Cost of professional services and other	18,098	—	3,137	A, B, C	21,235
Cost of revenue	—	6,124	(6,124)	A	—
Total cost of revenue	34,561	6,124	1,851		42,536
Gross profit (loss)	67,139	1,154	(1,851)		66,442
Operating expenses:
Sales and marketing	58,800	12,032	1,432	A, B, C, D, G	72,264
Research and development	40,460	13,663	636	C, E, G	54,759
General and administrative	26,859	4,930	(2,117)	B, C, F, G	29,672
Total operating expenses	126,119	30,625	(49)		156,695
Operating loss	(58,980)	(29,471)	(1,802)		(90,253)
Other income (expense), net	432	(676)	158	H	(86)
Net loss	$(58,548)	$(30,147)	$(1,644)		$(90,339)
Net loss per share, basic and diluted	$(0.58)			I	$(0.72)
Weighted-average shares used to compute basic and diluted net loss per share	100,798			I	125,852

1.	Description of Transaction
On April 3, 2017, the Company acquired Jiff, Inc. for approximately 27,000,000 in shares and options. Additional contingent consideration of up to an aggregate of 4,000,000 shares and options of the Company’s Class B Common Stock may become due based on achievement of net new bookings and/or revenue targets attributable to Jiff’s business during the year ending December 31, 2017. Jiff is an enterprise health benefits platform provider that serves as a central hub for wellbeing and other benefit programs, with a single point of access for employees. The acquisition enables the Company to provide the full spectrum of wellbeing, healthcare decision support and benefits hub all in one complete package.
At the closing on April 3, 2017, Venrock, a holder of more than 5% of the Company’s capital stock, acquired a total of 3,965,979 shares of the Company’s Class B common stock in exchange for its shares of Jiff capital stock, a portion of which shares are currently being held in escrow for 12 months following the closing to serve as partial security for certain indemnification obligations of Jiff stockholders. Venrock will also receive its pro rata share of any additional contingent consideration described above. Bryan Roberts, the Company’s former Chairman and current Lead Independent Director of the Company’s Board of Directors (the “Company Board”) is a Partner at Venrock. Accordingly, this is a related party transaction.

The Company’s Board appointed a Special Committee (comprised solely of disinterested directors) to which it delegated the full and exclusive power, authority and discretion of the Castlight Board to evaluate, assess, and approve the Jiff transaction on its behalf, including retaining a financial advisor for an opinion on the fairness of the financial conditions of the transaction. As the transaction was approved solely by a Special Committee (comprised solely of disinterested directors), the terms of the transaction, including consideration transferred, is indicative of an arm’s length transaction.
2. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and Jiff.
The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures. ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Financial statements of the Company issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements.
The financial statements of the Company issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Jiff. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price which was estimated by the Company management based on preliminary assessment of consideration transferred.
ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to the Company in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC Topic 805, acquisition-related transaction costs incurred by the Company (such as advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations.
3. Accounting Policies
As part of preparing the unaudited pro forma condensed combined financial statements, the Company conducted an initial review of the accounting policies of Jiff to determine if differences in accounting policies require adjustments or reclassification to conform to the Company’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, the Company did not become aware of any material differences between accounting policies of the Company and Jiff except for accounting policies related to deferred commissions and certain reclassifications necessary to conform to the Company’s financial statement presentation. The adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Notes 6 and 7.
Following the acquisition, the Company is conducting a more comprehensive review of the accounting policies of Jiff which may identify other differences among the accounting policies of the Company and Jiff that, when conformed, could have an impact on the unaudited pro forma condensed combined financial statements.
4. Estimate of Consideration Expected to be Transferred
The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Jiff:

(in thousands, except per share amounts)	Conversion Calculation	Estimated fair value
Jiff outstanding Series A preferred stock	231,975
Exchange ratio - Series A preferred stock	7.98
Company Class B common stock to be issued - Jiff Series A preferred stock	1,850,854
Jiff outstanding common and preferred stock (1)	46,660,933
Equity Exchange Ratio - Jiff common stock and preferred stock (2)	0.50
Company Class B common stock to be issued	23,203,195
Total Company Class B common stock to be issued (3)	25,054,049
Per share price of Company Class B common stock on the closing date	$3.65
Estimated fair value of Company Class B common stock to be issued		$91,447
Fair value of contingent consideration (4)		671
Fair value of assumed Jiff options attributable to precombination services		8,220
Estimated transaction costs to be paid on behalf of Jiff		4,498
Estimated purchase price consideration		$104,836
_____________________

(1)	Includes the aggregate number of shares of Jiff Series B preferred stock, Jiff Series C preferred stock, Jiff starter stock and Jiff common stock.

(2)
Equity Exchange Ratio (“Equity Exchange Ratio”) reflects the exchange ratio of Jiff Series B preferred stock, Jiff Series C preferred stock, Jiff starter stock and Jiff common stock into the Company’s Class B Common Stock.

(3)
This represents the portion of the approximately 27,000,000 shares, in the aggregate, issued at closing to holders of Jiff Series A preferred stock, Series B preferred stock and Series C preferred stock, Jiff starter stock and Jiff common stock, and excludes options to be issued upon the assumption of vested Jiff options.

(4)
The fair value of contingent consideration to be settled in the Company’s Class B common shares related to the acquisition is estimated based on the Monte Carlo Simulation Model for the revenue and booking earnouts. The fair value of the contingent consideration is calculated with numerous projected outcomes, the results of which are averaged and then discounted to estimate the present value. Some of the more significant assumptions inherent in the development of Monte Carlo Simulation from the perspective of a market participant, include asset-level volatility, stock price volatility, correlation between stock price and revenue, risk-free rate, weighted average cost of capital (“WACC”), and stock price.

5. Preliminary Purchase Price
An allocation of the total preliminary estimated purchase price, as shown above, to the acquired assets and assumed liabilities of Jiff based on the estimated fair values as of April 3, 2017 is as follows:

(in thousands)
Current assets	$7,181
Other assets	1,971
Acquired intangible assets
Customer relationships	10,900
Developed technology	10,600
Backlog	1,500
Other acquired intangible assets	900
Goodwill	90,667
Deferred revenue	(1,796)
Other current liabilities	(5,765)
Debt	(5,578)
Noncurrent liabilities	(5,744)
Total net assets acquired	$104,836
Estimated total purchase price allocation	$104,836
The allocation of the estimated purchase price is preliminary because the Company is currently in the process of completing the fair value assessment. The purchase price allocation will remain preliminary until the Company management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable and will be based on the fair values of the assets acquired and liabilities assumed as of the date of the completion of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented above.
The following is a discussion of Jiff’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:
Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with Jiff, the Company identified the following significant intangible assets: customer relationships, developed technology, backlog, and other acquired intangible assets.
For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or the relief-from-royalty method, which was used to determine the fair value of the developed technology intangible asset.
These preliminary estimates of fair value and weighted-average useful life could differ from the final purchase price allocation. For each 10% change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $340 thousand or $85 thousand per quarter, assuming a weighted-average useful life of 7.0 years
Deferred revenue: Deferred revenue in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services being rendered. A certain portion of Jiff’s deferred revenue relates to implementation services that have been paid by the customer but have not been delivered to the customer and have related future costs. In addition, a certain portion of deferred revenue relates to subscription contracts that have not been fully delivered and have related future costs. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin.
Deferred income taxes: As of the effective time of the merger, the Company will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles and assumed Jiff options. The $5.7 million net increase to deferred tax liabilities included in the preliminary purchase price allocation and unaudited pro forma condensed combined balance sheet reflects the summation of those adjustments.
Other Assets/Liabilities: Adjustments to Jiff’s remaining assets and liabilities may also be necessary, however, at this time the Company has only made preliminary adjustments to fair value of certain assets and liabilities, such as property and equipment. However, since the majority of the remaining assets and liabilities are current assets and liabilities, the Company believes that the current Jiff book values for majority of these assets and liabilities represent reasonable estimates of fair value or net realizable value, as applicable.
Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.
Debt: In connection with the Company’s acquisition of Jiff, on April 3, 2017, the Company assumed and agreed to refinance the existing term loan facility owed by Jiff to Silicon Valley Bank (the “Loan Agreement”) for an approximately $5.6 million term loan. Also, the Loan Agreement provides for up to a $25 million revolving credit facility (the “Revolving Line”). The Company may request borrowings under the Revolving Line prior to April 3, 2019, on which date the Revolving Line terminates.
6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Jiff to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the merger as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
(A)    The following reclassifications have been made in the presentation of the historical consolidated financial statements to conform to the combined presentation:
On its historical statements of operations, the Company presented revenues and cost of revenues disaggregated into two categories, whereas Jiff presented one category of revenues and cost of revenues on its historical statement of operations. Due to the significance of the Company’s subscription and professional services revenues and costs, Jiff has reclassified revenues and cost of revenues in the unaudited pro forma condensed combined income statements into two categories: Subscription; and Professional services and other.
On its historical statements of operations, the Company classifies third-party commissions for sales of certain products in sales and marketing. In the statement of operations for the year ended December 31, 2016, Jiff had classified third-party commission

s as part of cost of revenue. In order to conform with the Company’s accounting policy for presentation of third-party commission costs in sales and marketing in the statement of operations, approximately $1.1 million was reclassified from cost of revenues to sales and marketing in statement of operations for the year ended December 31, 2016.
(B)    Intangible amortization—To reflect amortization of acquired intangible assets based on the preliminary estimated fair values and useful lives expected to be recorded as a result of the merger. For estimated intangible asset values and the estimated associated useful lives, see footnote (D) in Note 7.

Year Ended December 31, 2016
(in thousands)
Cost of subscription	2,751
Cost of professional services	33
Sales and marketing	1,790
General and administrative	67
(C)    Stock-based compensation expense—To eliminate the historical stock-based compensation expense related to Jiff’s existing equity awards and reflect new stock-based compensation expense based on the preliminary estimated fair values. As the exercise price of the assumed options is subject to certain adjustments based upon achieving certain Jiff business milestones in 2017, the fair value of the options reflects the Company’s estimate of the probable outcome. The expense reflected in the pro forma statement of operations only includes amounts attributable to continuing post-combination services.
(D)    Commission expense—To eliminate Jiff’s historical sales commission expense and reflect amortization of direct and incremental deferred commissions to conform with the Company’s accounting policies.
(E) Retention bonuses—To record retention bonus expense of $0.2 million. In addition, the combined entity expects to incur additional $2.0 million in retention and severance costs in the first twelve months following the merger. These have been excluded from the unaudited pro forma condensed combined income statement as these items will not have a continuing impact.
(F) Transaction costs—Reflects elimination of the Company's and Jiff's historical transaction expenses directly attributable to the acquisition of approximately $2.4 million
(G)    Depreciation—Reflects elimination of Jiff's historical depreciation expense of $0.2 million and to record depreciation of $0.1 million based on the preliminary assessment of fair value of acquired property and equipment.
(H) Interest expense— To eliminate Jiff's historical interest expense and to record interest expense for the combined entity based upon the amended terms of the assumed debt.
(I)    The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the equity exchange ratio. The historical basic and diluted weighted average shares of Jiff are assumed to be replaced by the shares expected to be issued by the Company to effect the merger as follows:

Year Ended December 31, 2016
(in thousands, except per share data)
Pro Forma Weighted Average Shares (Basic)
Historical Weighted Average Shares (Basic and Diluted)	100,798
Issued ordinary shares as consideration	25,054
Pro Forma Weighted Average Shares (Basic and Diluted)	125,852
Pro Forma Net Loss per share, Basic and Diluted
Pro Forma Net Loss	$(90,339)
Basic and Diluted Weighted Average Shares Outstanding	125,852
Pro Forma Net Loss per share, Basic and Diluted	$(0.72)
7. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(A)    Cash and cash equivalents—To reflect reduction in cash due to transaction expenses paid by both companies of which $4.5 million of Jiff's transaction expenses were paid by the Company on behalf of Jiff and were included as part of purchase consideration.
(B)    Jiff stockholder note receivable—To reclassify stockholder note receivable into other current assets as the Company will inherit the note.
(C)    Property and equipment, net—To record an adjustment to acquired property and equipment based on preliminary fair value assessment.
(D) Intangible assets—To record preliminary fair values of Jiff intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change upon completion of the fair value assessment. Changes in fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method, except for acquired backlog which is amortized based upon fulfillment of contracts.

	Estimated Average Useful Lives (years)	Estimated Fair Value December 31, 2016
	(in thousands, except years)
Customer relationships	10	$10,900
Developed technology	5	10,600
Backlog	2-3	1,500
Other acquired intangible assets	1-3	900
Total		$23,900
(E)    Goodwill—To record the preliminary estimate of goodwill for the acquisition of Jiff. This amount is different from the goodwill amount shown in Note 5 above, since it is based on the assumption that the Jiff acquisition occurred on December 31, 2016 for purposes of the pro forma presentation.
(F)    Other assets— To record deferred financing costs relating to the amended debt agreement for the combined entity which will be amortized as an interest expense over the term of credit facility.

(G) Accrued expenses and other current liabilities—To reclassify $1.8 million of certain deferred revenue balances for prepaid subsidy allowances from deferred revenue to other current liabilities, to eliminate transaction costs of $2.4 million accrued as of December 31, 2016 as the pro forma balance sheet is presented based on the assumption that Jiff acquisition occurred on December 31, 2016 and to record certain other adjustments.
(H)    Long-term debt, including current maturities— To eliminate debt discount related to the preferred stock warrants and to record assumed debt based on preliminary assessment of fair value, including reclassification of current portion of debt into non-current based on the amended terms of the debt.
(I)    Deferred revenue—To record the difference between the historical book value and preliminary estimated fair values of Jiff deferred revenue following the adjustment described in footnote (G) in Note 7. The pro forma statements of operations do not reflect this as a reduction in revenue as it does not have a continuing effect on the combined entity.
(J)    Preferred stock warrant liability—To eliminate historical preferred stock warrant liability of Jiff that was extinguished prior to the closing date of the merger.
(K)    Contingent consideration liability—As part of the merger, certain shareholders have the right to receive shares of the Company Class B common stock upon the achievement of certain Jiff business milestones in 2017. The Company determined that the contingent consideration shares associated with the milestones are one unit of account. The Company classified the contingent consideration as a liability as the arrangement can be settled in a variable number of shares and is not considered fixed-for-fixed. The contingent consideration liability will be subsequently remeasured to fair value each reporting date.
(L)    Other liabilities, noncurrent—The acquisition of Jiff resulted in the recognition of a net deferred tax liability related primarily to acquired intangible assets which are not amortizable for tax purposes. The entities will join in the filing of a consolidated tax return following the acquisition, and as such, the deferred tax liabilities arising from the transaction will provide sufficient taxable income to realize a portion of the Company's pre-existing deferred tax assets. As these deferred tax assets were previously subject to a full valuation allowance, the reversal of the valuation allowance will create an income tax benefit in the period the combination is finalized. The combined entity would recognize an income tax benefit of $5.7 million at a statutory federal and state rate of 36.3% in the period of the acquisition. A pro forma adjustment is not reflected as the income tax benefit will not have a continuing or recurring effect.

(in thousands)
Record deferred tax asset relating to assumed Jiff options	$2,987
Record deferred tax liabilities relating to acquired intangibles	(8,686)
Estimated tax benefit	$(5,699)
In addition to the adjustment relating to the deferred tax liabilities, the adjustment includes elimination of Jiff's historical deferred rent balance of $0.3 million.
(M)    Jiff common stock and Jiff starter stock, additional paid-in capital, Jiff preferred stock—To eliminate Jiff’s common stock, preferred stock and related additional paid-in capital, and to record the common shares and options issued as a portion of the merger consideration, at fair value, as follows:

(in thousands)
Eliminate Jiff’s additional paid-in capital	$(72,091)
Eliminate Jiff preferred stock	(4)
Issuance of Castlight Class B common stock, par value	3
Issuance of Castlight Class B common stock, additional paid-in capital	91,444
Replaced stock options attributable to pre-combination service	8,220
Equity issuance costs for registration of shares included in merger consideration	(731)
Total	$26,841
(N)    Accumulated deficit—To eliminate Jiff’s historical accumulated deficit of $71.1 million and to reflect the Company’s transaction costs of approximately $2.0 million not reflected in the historical financial statements.